Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated March 12, 2010 relating to the proved oil and gas reserves of GeoResources, Inc. as of December 31, 2009, to the information derived from such reports and to the reference to this firm as an expert in Amendment No. 6 to this Registration Statement and prospectus.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

Fort Worth, Texas
May 28, 2010